UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 14, 2016

TRIBUNE PUBLISHING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-36230	38-3919441
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

435 North Michigan Avenue
Chicago, Illinois 60611

(Address of Principal Executive Offices) (Zip Code)

312-222-9100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2016, David E. Dibble informed the Chairman of the Board of Directors (the “Board”) of Tribune Publishing Company (“the Company”) that he is resigning from the Board effective immediately. Mr. Dibble resigned due to other professional commitments and demands on his time, and not due to any disagreement with the Company related to the Company’s operations, policies or practices.

On June 15, 2016, to fill the vacancy created by Mr. Dibble’s resignation, the Board appointed David Dreier as a director of the Company.

Mr. Dreier, 63, has served as the Chairman of the Annenberg-Dreier Commission at Sunnylands, an initiative focused on the role of technology in enhancing prosperity, good governance, and cross-cultural links throughout the Greater Pacific region, since February 2013. Prior to that, he served as a member of the U.S. House of Representatives from 1981 to January 2013. While in Congress, Mr. Dreier served as Chairman of the Rules Committee from 1999 to 2007 and 2011 to 2013. He was also the founding Chairman of the bipartisan House Democracy Partnership, which works to strengthen legislative bodies in new and reemerging democracies on five continents, and founded the bipartisan Congressional Trade Working Group. Mr. Dreier is an honors graduate of Claremont McKenna College and holds a Master’s degree from Claremont Graduate University.

Upon his appointment, Mr. Dreier received as an annual retainer an equity award having an aggregate fair market value of $170,000 on the date of grant, consistent with the Company’s non-employee director compensation program. Such equity award generally vests in one year and otherwise is subject to such other terms as are set forth in the Tribune Publishing Company 2014 Omnibus Incentive Plan and applicable award agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIBUNE PUBLISHING COMPANY

Date: June 15, 2016	By:	/s/ Julie K. Xanders
	Name:	Julie K. Xanders
	Title:	Executive Vice President, General Counsel and Secretary